Exhibit M

Final Version

AMENDED AND RESTATED ROLLOVER AGREEMENT

This AMENDED AND RESTATED ROLLOVER AGREEMENT (this “Agreement”) is made and entered into as of June 22, 2016 by and among Regal Concord Limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), and Chuanwei Zhang, First Windy Investment Corp., Ling Wu, Rich Wind Energy Three Corp., Yuan Li, Eapard Investment Management Co., Ltd., Stephanie Ye Cai, SCGC Capital Holding Company Limited, Ironmont Investment Co., Ltd., and the management shareholders signatory hereto (each a “Rollover Shareholder”), each a shareholder of China Ming Yang Wind Power Group Limited, a Cayman Islands exempted company (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent and the Rollover Shareholders entered into a Rollover Agreement dated as of February 2, 2016 (the “Existing Rollover Agreement”), and Parent and the Rollover Shareholders would like to amend and restate in its entirety the Existing Rollover Agreement as set forth hereinafter.

WHEREAS, concurrently with the entry into the Existing Rollover Agreement, Parent, Regal Ally Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, the Rollover Shareholder is the registered holder and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of ordinary shares, par value $0.001 per share, of the Company (the “Shares”), including Shares represented by American Depositary Shares, each representing one Share (collectively, the “Owned Shares”), as set forth in the column titled “Owned Shares” opposite such Rollover Shareholder’s name on Schedule A;

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger, each Rollover Shareholder agrees to the conversion (for nil consideration) of the number of Owned Shares as set forth opposite its name in the column titled “Rollover Shares” on Schedule A (such Shares, the “Rollover Shares”) into newly issued ordinary shares of the Surviving Company (the “Surviving Company Shares”) at the Effective Time;

WHEREAS, in order to induce Parent, Merger Sub and the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, each Rollover Shareholder is entering into this Agreement; and

WHEREAS, each Rollover Shareholder acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of each Rollover Shareholder set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Parent and each Rollover Shareholder hereby agree as follows:

1. Conversion of Rollover Shares into Surviving Company Shares. At the Effective Time, each Rollover Share shall be converted (for nil consideration) into the number of Surviving Company Shares as set forth on Schedule A. Each Rollover Shareholder hereby acknowledges and agrees that, subject to receipt of the Surviving Company Shares, it shall have no right to any Merger Consideration in respect of the Rollover Shares.

2. Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, (a) each Rollover Shareholder agrees that its Rollover Shares shall be cancelled at the Closing for nil consideration, and (b) other than its Rollover Shares, all equity securities of the Company held by such Rollover Shareholder shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement.

3. Closing; Conditions to Closing. Subject to the satisfaction in full (or waiver) of all of the conditions set forth in Sections 7.01 and 7.02 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Surviving Company Shares contemplated hereby shall take place at or immediately prior to the Closing.

4. Deposit of Rollover Shares. No later than three (3) Business Days prior to the Closing, each Rollover Shareholder and any agent of such Rollover Shareholder holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing Rollover Shares in such Persons’ possession, (a) duly endorsed for transfer or (b) with executed stock powers, in each case reasonably acceptable in form and substance to Parent and sufficient to transfer such shares to Parent, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

5. Irrevocable Election.

(a) The execution of this Agreement by each Rollover Shareholder evidences, subject to Section 9, the irrevocable election and agreement by such Rollover Shareholder to convert its Rollover Shares into Surviving Company Shares and agree to the cancellation of the Rollover Shares on the terms and conditions set forth herein. In furtherance of the foregoing, each Rollover Shareholder covenants and agrees that from the date hereof until any termination of this Agreement pursuant to Section 9, such Rollover Shareholder shall not, directly or indirectly, (i) tender any Owned Shares into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of, any Owned Shares or any right, title or interest thereto or therein (including by operation of law) including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Owned Shares and (x) has, or would reasonably be expected to have, the effect of reducing or limiting such Rollover Shareholder’s economic interest in such Owned Shares and/or (y) grants a third party the right to vote or direct the voting of such Owned Shares (any such transaction, a “Derivative Transaction”), (iii) deposit any Owned Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement (other than that certain Voting Agreement dated as of February 2, 2016 by and among Parent and certain shareholders of the Company (the “Voting Agreement”) and the Amended and Restated Consortium Agreement dated as of June 22, 2016, by and among the Chairman Parties, Anhui Zhongan Xinzhao Private Equity Investment LLP ( ), Dajun Guangcheng (Shanghai) Capital Fund I, L.P. ( )and Guangzhou Huifu Kaile Investment (L.P.) ( ) (the “Consortium Agreement”)) with respect to any Owned Shares, (iv) knowingly take any action that would make any representation or warranty of such Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Shareholder from performing any of its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv). Any purported Transfer in violation of this paragraph shall be void ab initio.

(b) Each Rollover Shareholder further covenants and agrees that such Rollover Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent and the Company of (i) any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, including any Company Share Awards, after the date hereof and (ii) any Owned Shares with respect to which beneficial ownership is transferred or disposed to any other person.

6. Representations and Warranties of each Rollover Shareholder. To induce the Parent to cause the Surviving Company to issue the Surviving Company Shares, each Rollover Shareholder makes the following representations and warranties to Parent, each and all of which shall be true and correct as of the date of this Agreement and as of the Closing:

(a) Ownership of Shares. (i) Each Rollover Shareholder (A) is and will be the beneficial owner of, and has and will have good and valid title to, the Owned Shares, free and clear of Liens, and (B) has and will have sole or shared (together with affiliates controlled by such Rollover Shareholder) voting power, power of disposition, and power to demand dissenter’s rights (if applicable), in each case with respect to all of the Owned Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable Laws; (ii) the Owned Shares are not subject to any voting trust agreement or other Contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Owned Shares; and (iii) such Rollover Shareholder has not Transferred any Rollover Share pursuant to any Derivative Transaction, in each case of clause (i) through (iii), except as pursuant to this Agreement, the Voting Agreement and the Consortium Agreement. As of the date hereof, (x) other than the Owned Shares, such Rollover Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities), and (y) such Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Owned Shares, except as contemplated by this Agreement the Voting Agreement or the Consortium Agreement.

(b) Organization, Standing and Authority. Each Rollover Shareholder that is an organization is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Such Rollover Shareholder has full legal power and capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Rollover Shareholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of each Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof shall (A) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on such Rollover Shareholder or its properties or assets, (B) conflict with or violate any provision of the organizational documents of such Rollover Shareholder which is an entity, (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected, or (D) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Rollover Shareholder or any of its properties or assets.

(e) Litigation. There is no Action pending against any Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other Person or, to the knowledge of such Rollover Shareholder, threatened against such Rollover Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of its obligations under this Agreement on a timely basis.

(f) Reliance. Each Rollover Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution and delivery of this Agreement and the representations and warranties of such Rollover Shareholder contained herein.

(g) Receipt of Information. Each Rollover Shareholder has been afforded the opportunity to ask such questions as he, she, or it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Surviving Company Shares. Such Rollover Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby.

(h) Pledge of Shares for Debt Financing. Each Rollover Shareholder acknowledges that Debt Financing or Alternative Financing will be arranged in order to consummate the transaction contemplated hereby and agrees to use its best efforts to provide cooperation in connection with such Debt Financing or Alternative Financing, including but not limited to, pledging its Shares as collateral as part of the arrangements of the Debt Financing or Alternative Financing.

7. Representations and Warranties of Parent. Parent makes the following representations and warranties to the Rollover Shareholder, each and all of which shall be true and correct as of the date of this Agreement and as of the Closing:

(a) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by each Rollover Shareholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and laws of the British Virgin Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof shall (A) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on each Rollover Shareholder or its properties or assets, (B) conflict with or violate any provision of the organizational documents of Parent, (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any of their property or asset is bound or affected, or (D) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of their properties or assets.

(c) Capitalization. Parent was duly incorporated on December 29, 2015. At and immediately after the Closing, the authorized capital stock of Parent shall consist of 50,000 ordinary shares, of which, as of the date hereof, 50,000 ordinary shares are issued and outstanding and owned of record as set forth on Schedule B hereto. At and immediately after the Closing, there shall be (i) no options, warrants, or other rights to acquire shares of the capital stock of Parent or the Surviving Company, (ii) no outstanding securities exchangeable for or convertible into shares of the capital stock of Parent or the Surviving Company, and (iii) no outstanding rights to acquire or obligations to issue any such options, warrants, rights or securities.

(d) Valid Issuance of Shares. At Closing, the Surviving Company Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and non-assessable ordinary shares of the Surviving Company, free and clear of all claims, liens and encumbrances, other than restrictions arising under applicable securities laws.

8. Other Covenants and Agreements.

(a) Tax Related Matters. The Rollover Shareholder shall bear and pay, reimburse, indemnify and hold harmless Parent, Merger Sub, the Company and any affiliate thereof (collectively, the “Indemnified Parties”) for, from and against (x) any and all liabilities for PRC Taxes imposed upon, incurred by or asserted against any of the Indemnified Parties, arising from or attributable to (A) the receipt of any Merger Consideration by the Rollover Shareholder or its affiliates pursuant to the Merger Agreement and/or (B) the receipt of Parent Shares by the Rollover Shareholder or its affiliates pursuant to this Agreement (collectively, the “Tax Liabilities”) and (y) any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, interests, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the Tax Liabilities. For the avoidance of doubt, the term “Tax Liabilities” shall include any and all liability for PRC Taxes suffered by any of the Indemnified Parties as a result of the payments described in clause (x) above, including without limitation, any liability for withholding Taxes. The Rollover Shareholder shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the Rollover Shareholder has adequate capital resources available to satisfy its indemnification obligations in accordance with this Section 8(a).

(b) Disclosures. Each Rollover Shareholder agrees that, to the extent it is required by the United States Securities and Exchange Commission or another regulatory body or international stock exchange having jurisdiction over such Rollover Shareholder to make any disclosures regarding the Merger Agreement and the transactions contemplated thereby, such Rollover Shareholder shall make such disclosure only after the form and terms thereof have been notified to Parent and Parent has had a reasonable opportunity to comment thereon.

9. Termination. This Agreement, and the agreement of each Rollover Shareholder to the conversion and cancellation of its Rollover Shares, will terminate immediately upon the valid termination of the Merger Agreement in accordance with its terms; provided, that this Section 9 and Section 11 shall survive the termination of this Agreement, and such Rollover Shareholder shall continue to be liable for breaches of this Agreement occurring prior to the termination of this Agreement.

10. Further Assurances. Each Rollover Shareholder hereby covenants that, from time to time, such Rollover Shareholder will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to cancel all of its Rollover Shares in accordance with the terms of this Agreement.

11. Miscellaneous.

(a) Amendments and Modification. This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto and with the Company’s prior written consent (not to be unreasonably withheld) if such amendment, alteration or supplement would adversely affect in any material respect the ability of Parent or Merger Sub to consummate the transaction contemplated by the Merger Agreement in accordance therewith.

(b) Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

(c) Survival of Representations and Warranties. All representations, warranties, covenants and agreements of each Rollover Shareholder and Parent contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby indefinitely.

(d) Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (i) upon receipt if delivered personally, or if by email or facsimile, upon confirmation of receipt by email or facsimile, (ii) one Business Day after being sent by express courier service, or (iii) three Business Days after being sent by registered or certified mail, return receipt requested. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to any Rollover Shareholder, in accordance with the contact information set forth next to such Rollover Shareholder’s name on Schedule A.

If to Parent:

Unit 201, 2/F, Malaysia Building

50 Gloucester Road

Wanchai, Hong Kong

Attention: Nana Wong

Telephone: +852-25275497

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett

35/F ICBC Tower

3 Garden Road

Central, Hong Kong

Attention: Kathryn King Sudol

Facsimile: + (852) 2869-7622

Email: ksudol@stblaw.com

If to the Company:

China Ming Yang Wind Power Group Limited

Ming Yang Industrial Park, 22 Torch Road

Torch Development Zone

Zhongshan, Guangdong, P.R. China

Attention: Ricky Ng

Facsimile: + 86-760-2813-8214

Email: ricky.ng@mywind.com.cn

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, PRC

Attention: Peter X. Huang, Esq.

Facsimile: +86 10 6535 5577

e-mail: peter.huang@skadden.com

(e) Entire Agreement. This Agreement (together with the Merger Agreement and the Voting Agreement to the extent referred to in this Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

(f) Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as specifically set forth in this Agreement; provided, however, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to specific performance of the terms hereof, including an injunction, temporary restraining order or other equitable relief, to prevent breaches of this Agreement by the parties hereto, in addition to any other remedy at law or equity.

(g) Governing Law; Consent to Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles that would cause the application of the laws of any other jurisdiction. The parties agree that any Action brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any State of New York or United States Federal court sitting in the Borough of Manhattan, the City of New York. Each of the parties submits to the jurisdiction of any such court in any Action seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Action. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.

(h) Remedies; Specific Performance.

(i) The parties hereto agree that this Agreement shall be enforceable by all available remedies at law or in equity (including, without limitation, specific performance). In the event any breach of this Agreement by any Rollover Shareholder (including, without limitation, any failure by such Rollover Shareholder to deliver the Rollover Shares for cancellation or to convert its Rollover Shares into Surviving Company Shares) which causes, directly or indirectly, either a failure of any closing condition applicable to Parent and Merger Sub in the Merger Agreement or a termination right of the Company under the Merger Agreement, such Rollover Shareholder agrees to (A) indemnify and hold harmless Parent, the Sponsors and the Sponsor Guarantors from the aggregate out-of-pocket damages (including all costs and expenses) incurred by any of them in connection therewith, including the amount of any termination fee paid or payable by Parent to the Company under the Merger Agreement and, without duplication, all amounts paid or payable under any Limited Guarantees by the Sponsor Guarantors, provided that, none of Parent, the Sponsors and any Sponsor Guarantor shall have the right to recover lost profits or benefit of the bargain damages from such Rollover Shareholder; and (B) reimburse all out-of-pocket expenses incurred by any of them in connection with the transactions contemplated by the Merger Agreement and this Agreement, including, without limitation, the reasonable fees, expenses and disbursements of lawyers, accountants, consultants and other advisors retained by any of them in connection therewith, together with any costs of enforcement incurred by any of them in seeking to enforce such remedy against such Rollover Shareholder. Each Rollover Shareholder further agrees to pay or reimburse Parent, the Sponsors and/or the Sponsor Guarantors, as applicable, within ten (10) Business Days following receipt of a written notice from any of them setting forth in reasonable detail the amount of any losses, damages, liabilities or expenses incurred by any of them which are indemnifiable or reimbursable hereunder. The parties hereto agree that the Sponsors and the Sponsor Guarantors shall be third-party beneficiaries of this Section 11(h).

(ii) Each Rollover Shareholder further acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of such Rollover Shareholder in this Agreement is not performed in accordance with its terms, and therefore agrees that Parent and the Company will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Such Rollover Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent.

(j) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties and the Company, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(k) Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(l) Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS OR INSTRUMENTS REFERRED TO IN THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF EACH OF THE PARTIES IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

(m) Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile or, pdf format, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(n) No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

(o) Expenses. Each of the parties to this Agreement shall bear the fees and expenses incurred by such party in the preparation, negotiation and implementation of this Agreement.

(p) Existing Rollover Agreement. The Existing Rollover Agreement shall be amended and restated with immediate effect upon the execution of this Agreement. Each of the parties to the Existing Rollover Agreement hereby releases and discharges all obligations and liabilities of the other parties thereunder, effective as of the date of this Agreement. Such amendment and restatement under this Section 11(p) shall be without prejudice to any claims for damages or other remedies that the parties may have under the Existing Rollover Agreement or applicable law.

[Signature page follows]

IN WITNESS WHEREOF, Parent and the Rollover Shareholder below have caused to be executed or executed this Agreement as of the date first written above.

PARENT:

REGAL CONCORD LIMITED

By:	/s/ Chuanwei Zhang
Name:	Chuanwei Zhang
Title:	Sole Director

[Signature Page to Rollover Agreement]

IN WITNESS WHEREOF, Parent and the Rollover Shareholder below have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER:

CHUANWEI ZHANG

/s/ CHUANWEI ZHANG

IN WITNESS WHEREOF, Parent and the Rollover Shareholder below have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER:

FIRST WINDY INVESTMENT CORP.

By:	/s/ Chuanwei Zhang
Name:	Chuanwei Zhang
Title:	Sole Director

IN WITNESS WHEREOF, Parent and the Rollover Shareholder below have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER:

LING WU

/s/ LING WU

IN WITNESS WHEREOF, Parent and the Rollover Shareholder below have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER:

RICH WIND ENERGY THREE CORP.

By:	/s/ Ling Wu
Name:	Ling Wu
Title:	Sole Director

IN WITNESS WHEREOF, Parent and the Rollover Shareholder below have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER:

YUAN LI

/s/ YUAN LI

IN WITNESS WHEREOF, Parent and the Rollover Shareholder below have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER:

EAPARD INVESTMENT MANAGEMENT CO., LTD.

IN WITNESS WHEREOF, Parent and the Rollover Shareholder below have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER:

CAI STEPHANIE YE

/s/ CAI STEPHANIE YE

IN WITNESS WHEREOF, Parent and the Rollover Shareholder below have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER:

SCGC CAPITAL HOLDING COMPANY LIMITED

By:	/s/ Zewang Ni
Name:	Zewang Ni
Title:	Chairman

IN WITNESS WHEREOF, Parent and the Rollover Shareholder below have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER:

IRONMONT INVESTMENT CO., LTD.

By:	/s/ Cheng Xie
Name:	Cheng Xie
Title:	Director

IN WITNESS WHEREOF, Parent and the Rollover Shareholder below have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER:

JINFA WANG

/s/ JINFA WANG

IN WITNESS WHEREOF, Parent and the Rollover Shareholder below have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER:

JIANREN WEN

/s/ JIANREN WEN

IN WITNESS WHEREOF, Parent and the Rollover Shareholder below have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER:

GUOMIN CHEN

/s/ GUOMIN CHEN

IN WITNESS WHEREOF, Parent and the Rollover Shareholder below have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER:

XUELIANG MA

/s/ XUELIANG MA

IN WITNESS WHEREOF, Parent and the Rollover Shareholder below have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER:

YUNSHAN JIN

/s/ YUNSHAN JIN

IN WITNESS WHEREOF, Parent and the Rollover Shareholder below have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER:

YANHUA LI

/s/ YANHUA LI

IN WITNESS WHEREOF, Parent and the Rollover Shareholder below have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER:

RENJING CAO

/s/ RENJING CAO

IN WITNESS WHEREOF, Parent and the Rollover Shareholder below have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER:

JIAWAN CHENG

/s/ JIAWAN CHENG

IN WITNESS WHEREOF, Parent and the Rollover Shareholder below have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER:

LONGQUAN YAN

/s/ LONGQUAN YAN

IN WITNESS WHEREOF, Parent and the Rollover Shareholder below have caused to be executed or executed this Agreement as of the date first written above.

ROLLOVER SHAREHOLDER:

ZHONGMIN SHEN

/s/ ZHONGMIN SHEN

Schedule A1

Rollover Shareholder	Address	Owned Shares	Rollover Shares	Non-Rollover Shares	Surviving Company Shares

First Windy Investment Corp.	Unit 201, 2/F, Malaysia Building 50 Gloucester Road Wanchai, Hong Kong Attention: Nana Wong Telephone: +852-25275497	12,134,593 Shares	12,134,593 Shares	nil	16,425,590 shares

Ling Wu	Jianye Road, Mingyang Industry Park National Hi-Tech Industrial Development Zone Zhongshan, Guangdong 528437 People’s Republic of China Attention: Ling Wu	20,539,306 Shares	20,539,306 Shares	nil	27,802,352 shares

Rich Wind Energy Three Corp.	Unit 201, 2/F, Malaysia Building 50 Gloucester Road Wanchai, Hong Kong Attention: Nana Wong Telephone: +852-25275497	19,755,000 Shares	19,755,000 Shares	nil	26,740,702 shares

Yuan Li	5-1-202, Changchunteng Garden, Weishan Nan Road West Shuanggang Town, Jinnan District Tianjin, 300350 People’s Republic of China Attention: Yuan Li	7,605,163 Shares	7,605,163 Shares	nil	10,294,477 shares

Eapard Investment Management Co., Ltd.	Room 1403, Unit 1, Block 38, Xing Fu Er Cun, Chaoyang District Beijing, 100027 People’s Republic of China	550,000 Shares	550,000 Shares	nil	744,489 shares

CAI Stephanie Ye	Room 1101, No. 5, Lane 401 Jiangying Road ,Huangpu District Shanghai, 200003 People’s Republic of China Attention: CAI Stephanie Ye	286,896 Shares	286,896 Shares	nil	388,347 shares

Rollover Shareholder	Address	Owned Shares	Rollover Shares	Non-Rollover Shares	Surviving Company Shares

SCGC Capital Holding Company Limited	11F, Shenzhen Investment Building 4009 Shennan Avenue, Futian District Shenzhen, 518048 People’s Republic of China	4,721,800 Shares	4,721,800 Shares	nil	6,391,508 shares

Ironmont Investment Co., Ltd.	Room 905, 9F, Tai Tung Building 8 Fleming Road Wanchai, Hong Kong	3,653,900 Shares	3,653,900 Shares	nil	4,945,981 shares

Jinfa Wang	China Ming Yang Wind Power Group Limited, Ming Yang Industrial Park, 22 Torch Road, Torch Development Zone Zhongshan, Guangdong 528437 Attention: Jinfa Wang	693,897 Shares	693,897 Shares	nil	939,271 shares

Jianren Wen	China Ming Yang Wind Power Group Limited, Ming Yang Industrial Park, 22 Torch Road, Torch Development Zone Zhongshan, Guangdong 528437 People’s Republic of China Attention: Jianren Wen	320,000 Shares	320,000 Shares	nil	433,157 shares

Guomin Chen	China Ming Yang Wind Power Group Limited, Ming Yang Industrial Park, 22 Torch Road, Torch Development Zone Zhongshan, Guangdong 528437 People’s Republic of China Attention: Guomin Chen	140,000 Shares	140,000 Shares	nil	189,506 shares

Xueliang Ma	China Ming Yang Wind Power Group Limited, Ming Yang Industrial Park, 22 Torch Road, Torch Development Zone Zhongshan, Guangdong 528437 People’s Republic of China Attention: Xueliang Ma	40,000 Shares	40,000 Shares	nil	54,145 shares

Yunshan Jin	China Ming Yang Wind Power Group Limited, Ming Yang Industrial Park, 22 Torch Road, Torch Development Zone Zhongshan, Guangdong 528437 People’s Republic of China Attention: Yunshan Jin	300,000 Shares	300,000 Shares	nil	406,085 shares

Rollover Shareholder	Address	Owned Shares	Rollover Shares	Non-Rollover Shares	Surviving Company Shares

Yanhua Li	China Ming Yang Wind Power Group Limited, Ming Yang Industrial Park, 22 Torch Road, Torch Development Zone Zhongshan, Guangdong 528437 People’s Republic of China Attention: Yanhua Li	100,000 Shares	100,000 Shares	nil	135,362 shares

Renjing Cao	China Ming Yang Wind Power Group Limited, Ming Yang Industrial Park, 22 Torch Road, Torch Development Zone Zhongshan, Guangdong 528437 People’s Republic of China Attention: Renjing Cao	150,000 Shares	150,000 Shares	nil	203,043 shares

Jiawan Cheng	China Ming Yang Wind Power Group Limited, Ming Yang Industrial Park, 22 Torch Road, Torch Development Zone Zhongshan, Guangdong 528437 People’s Republic of China Attention: Jiawan Cheng	60,000 Shares	60,000 Shares	nil	81,217 shares

Longquan Yan	China Ming Yang Wind Power Group Limited, Ming Yang Industrial Park, 22 Torch Road, Torch Development Zone Zhongshan, Guangdong 528437 People’s Republic of China Attention: Longquan Yan	50,000 Shares	50,000 Shares	nil	67,681 shares

Zhongmin Shen	China Ming Yang Wind Power Group Limited, Ming Yang Industrial Park, 22 Torch Road, Torch Development Zone Zhongshan, Guangdong 528437 People’s Republic of China Attention: Zhongmin Shen	150,000 Shares	150,000 Shares	nil	203,043 shares

[1]	For the avoidance of doubt, the numbers set forth below are as of the date of this Agreement.

Schedule B

Shareholders	Ordinary Shares of Parent
Regal Ally Limited	46,412
Rich Wind Energy Three Corp	3,588

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